Exhibit 99.1

Tuesday April 15, 2014
FOR IMMEDIATE RELEASE

Washington Federal Announces
Quarterly Earnings per Share Increase of 12%

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $38,657,000 or $.38 cents per diluted share for the quarter ended March 31, 2014, compared to $35,978,000 or $.34 cents per diluted share for the quarter ended March 31, 2013, an increase of 11.8%.
Chairman, President & CEO Roy M. Whitehead commented, “Loan growth, fewer problem assets, improved deposit mix and increased fee income were important measures of progress this quarter.  We are quite encouraged by evidence of increasing loan demand, although we expect expenses to remain elevated for a few quarters due to investments in growth.  Costs related to acquired branches will be managed lower over time as we complete consolidations and refine operations.  Likewise, investments to bring our technology backbone to state-of-the-art require spending today for future efficiencies.  Management strongly believes that the opportunities to rationalize growth-related expenses, invest recently acquired cash, and serve 230,000 new clients make our franchise more valuable."
Net interest income for the quarter was $101 million, an $8 million or 8.2% increase from the quarter ended March 31, 2013. Net interest income is higher due to increased investment income and reduced interest expense on customer accounts, a function of both the improved deposit mix and the continued low rate environment. Net interest margin was 3.03% for the quarter ended March 31, 2014, down from 3.12% for the prior quarter and 3.10% for the quarter ended March 31, 2013. The margin declined primarily as a result of increased cash and investment balances invested at lower yields. Average earning assets increased $1.3 billion or 10.6% compared to the same quarter of the prior year.

The provision for loan losses was a reversal of $4 million and zero for the quarters ended March 31, 2014 and 2013, respectively, as a result of the improvement in asset quality. The Company maintains an allowance for loan losses that totals $115 million or 1.40% of total gross loans. This compares to $117 million or 1.46% of total gross loans as of September 30, 2013.
Net gain on real estate acquired through foreclosure amounted to $1 million during the quarter, as compared to a net loss of $2 million for the quarter ended December 31, 2013 and a net loss of $4 million for the quarter ended March 31, 2013. The Company expects the amount of gain or loss on real estate acquired to continue to fluctuate in future quarters based primarily on the timing of sales and the amount, if any, of gains or losses related to those sales. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations.
The Company’s efficiency ratio was 48.5% for the quarter and remains among the best in the industry. Total operating expenses increased by $11 million or 26.5% for the quarter as compared to the same quarter of the prior year, driven by an increase in employees and branch locations provided by the branch acquisitions during the prior quarter and the related costs to service the acquired transaction accounts. Minimum balance fees on the acquired deposit accounts were waived for three months after the closing of the transaction, and charges resumed with the February billing cycle. Deposit related service fees increased by $1.6 million from the prior quarter to $3.5 million for the quarter ended March 31, 2014. The quarter produced a return on average assets of 1.07% and a return on average equity of 7.85%.
Total assets increased by $1.3 billion or 10% to $14.4 billion at March 31, 2014 from $13.1 billion at September 30, 2013 due primarily to branch acquisitions.
Available for sale investments increased $750 million or 32% from the prior year end as a result of investments made with a portion of the proceeds from the acquisitions. During the quarter, the Company had an average balance of cash and cash equivalents of $684 million invested overnight at a yield of approximately 0.25%.
Loans receivable grew by $86 million during the quarter or 1.1% to $7.7 billion as of March 31, 2014. The fiscal year increase is $209 million or 2.8%. Loan originations for the quarter totaled $435 million, a $78 million or 22% increase over the same quarter of the prior year. The Company views organic loan growth as the highest and best use of its capital. The weighted average interest rate on loans as of March 31, 2014 was 4.86%, which is a decrease from 5.26% as of the prior year. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Total non-performing assets, including real estate owned as a result of foreclosure, amounted to $175 million or 1.22% of total assets at quarter-end, a $39 million or 18.2% decrease from September 30, 2013. Non-performing loans decreased from $131 million at September 30, 2013 to $100 million as of March 31, 2014, a 24.0% decrease. Net loan charge-offs decreased from $4 million in the quarter ended March 31, 2013 to a net recovery of $2 million in the most recent quarter. Total loan delinquencies were 1.57% as of March 31, 2014, a decrease from 1.97% at September 30, 2013. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the fiscal year to 1.89% from 2.21% at September 30, 2013.
During the prior quarter, Washington Federal completed the acquisition of 51 branches from Bank of America in New Mexico and the Pacific Northwest. The acquired deposits totaled $1.3 billion and loans were $8.3 million. The Company has grown the deposits acquired since the closing dates. As previously announced, the Company expects to acquire an additional 23 branches from Bank of America, representing an estimated $610 million of deposits and $4 million of loans during the quarter ended June 30, 2014.
Transaction accounts have increased by $1.3 billion or 38% from September 30, 2013 and now represent 47% of total deposits. Over the last several years, the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates.
On April 18, 2014, the Company will pay a cash dividend of $.10 per share to common stockholders of record on April 4, 2014. This will be the Company’s 125th consecutive quarterly cash dividend. During the quarter, the Company has repurchased 593,300 shares of stock at a weighted average price of $21.63. For the fiscal year 2014, the Company has repurchased 1,448,200 shares of stock at a weighted average price of $21.94 and has further authorization to repurchase an additional 8.0 million shares. The ratio of tangible common equity to tangible assets was 11.95% as of March 31, 2014.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 231 branches in eight western states. The bank gathers deposits from the general public and invests these funds in loans of various types, including first lien mortgage loans, home equity loans, construction loans, land acquisition and development loans, multi-family dwelling loans, other income producing property loans, and business loans. It also invests funds in government and agency obligations and certain other investments.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2014	September 30, 2013
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$608,236	$203,563
Available-for-sale securities, at fair value	3,110,575	2,360,948
Held-to-maturity securities, at amortized cost	1,611,303	1,654,666
Loans receivable, net	7,737,109	7,528,030
Covered loans, net	229,605	295,947
Interest receivable	51,284	49,218
Premises and equipment, net	228,663	206,172
Real estate held for sale	60,995	72,925
Real estate held for investment	13,596	9,392
Covered real estate held for sale	23,005	30,980
FDIC indemnification asset	53,289	64,615
FHLB and FRB stock	167,174	173,009
Intangible assets, net	300,215	264,318
Federal and state income tax assets, net	36,568	44,000
Other assets	132,982	125,076
	$14,364,599	$13,082,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$4,874,321	$3,540,842
Time deposit accounts	5,470,570	5,549,429
	10,344,891	9,090,271
FHLB advances	1,930,000	1,930,000
Advance payments by borrowers for taxes and insurance	17,251	42,443
Accrued expenses and other liabilities	91,774	82,510
	12,383,916	11,145,224
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,299,419 and 132,572,475 shares issued; 101,763,415 and 102,484,671 shares outstanding	133,300	132,573
Paid-in capital	1,636,515	1,625,051
Accumulated other comprehensive income, net of taxes	10,490	6,378
Treasury stock, at cost; 31,536,004 and 30,087,804 shares	(452,593)	(420,817)
Retained earnings	652,971	594,450
	1,980,683	1,937,635
	$14,364,599	$13,082,859
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$19.46	$18.91
Tangible common stockholders' equity per share	16.51	16.33
Stockholders' equity to total assets	13.79%	14.81%
Tangible common stockholders' equity to tangible assets	11.95	13.05
Weighted average rates at period end

Loans and mortgage-backed securities	4.22%	4.34%
Combined loans, mortgage-backed securities and investments	3.70	3.92
Customer accounts	0.56	0.69
Borrowings	3.52	3.52
Combined cost of customer accounts and borrowings	1.03	1.19
Interest rate spread	2.67	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$106,334	$112,879	$213,561	$229,722
Mortgage-backed securities	21,072	10,642	40,440	22,374
Investment securities and cash equivalents	4,945	2,984	9,608	5,717
	132,351	126,505	263,609	257,813
INTEREST EXPENSE
Customer accounts	14,780	16,695	30,279	35,466
FHLB advances and other borrowings	16,935	16,787	34,383	33,890
	31,715	33,482	64,662	69,356
Net interest income	100,636	93,023	198,947	188,457
Provision for loan losses	(4,336)	—	(8,936)	3,600
Net interest income after provision for loan losses	104,972	93,023	207,883	184,857

OTHER INCOME	6,702	6,046	12,490	11,003

OTHER EXPENSE
Compensation and benefits	27,836	23,077	52,962	44,149
Occupancy	5,990	4,825	11,607	9,272
FDIC insurance premiums	2,767	3,107	5,701	6,450
Information Technology	3,931	2,852	6,860	5,290
Amortization of intangible assets	728	371	1,549	726
Other	10,807	6,932	17,500	13,575
	52,059	41,164	96,179	79,462
Gain (loss) on real estate acquired through foreclosure, net	553	(4,003)	(1,398)	(7,322)
Income before income taxes	60,168	53,902	122,796	109,076
Income tax provision	21,511	17,924	43,903	37,816
NET INCOME	$38,657	$35,978	$78,893	$71,260

PER SHARE DATA
Basic earnings	$0.38	$0.34	$0.77	$0.67
Diluted earnings	0.38	0.34	0.77	0.67
Cash dividends per share	0.10	0.09	0.20	0.17
Basic weighted average number of shares outstanding	102,013,857	105,206,491	102,173,829	105,606,688
Diluted weighted average number of shares outstanding, including dilutive stock options	102,488,844	105,258,240	102,652,984	105,655,770

PERFORMANCE RATIOS
Return on average assets	1.07%	1.10%	1.13%	1.10%
Return on average common equity	7.85	7.49	8.05	7.45

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